Exhibit 99.1

FOR IMMEDIATE RELEASE

LAYNE CHRISTENSEN REPORTS

FISCAL 2017 THIRD QUARTER RESULTS

THE WOODLANDS, TEXAS, Thursday, December 8, 2016 – Layne Christensen Company (NASDAQ: LAYN) (“Layne” or the “Company”) today announced financial and operating results for the fiscal 2017 third quarter (Q3 FY 2017) ended October 31, 2016.

Q3 FY2017 Financial Highlights

•

Reported net loss from continuing operations for Q3 FY 2017 was ($5.0) million, or ($0.26) per share, compared to ($9.0) million, or ($0.45) per share, for Q3 FY 2016. Included in Q3 FY17 results were $1.7 million in restructuring costs, or $(0.09) per share, primarily related to Water Resources. Q3 FY 2016 results included $2.2 million in restructuring costs, or $(0.11) per share, primarily related to Mineral Services' exit from its Africa business.

•	Adjusted EBITDA (a non-GAAP financial measure as defined below) increased to $6.8 million in Q3 FY 2017 compared to $6.7 million in Q3 FY 2016.
•

Consolidated revenues declined 11% to $153.6 million in Q3 FY 2017 from $173.2 million in Q3 FY 2016, due to reduced Water Resources’ drilling activity in the western U.S., Heavy Civil’s continuing shift towards more selective opportunities and lower Mineral Services’ revenues reflecting the exit from operations in Africa and Australia.

•

Unallocated corporate expenses reflected in Adjusted EBITDA continued to decline, benefiting from Layne’s overall cost reduction efforts, and were $4.5 million in Q3 FY 2017 compared to $6.0 million in Q3 FY 2016.

•

As of October 31, 2016, cash and cash equivalents were $72.7 million, and total debt was $161.5 million.  Total liquidity, which includes availability under Layne’s credit facility and total cash and cash equivalents, was $145.0 million at October 31, 2016, compared to $125.5 million at July 31, 2016.

•

Total backlog was $244.1 million at October 31, 2016 compared to $286.6 million at July 31, 2016 and $386.4 million at October 31, 2015.   The decrease in backlog was largely related to a decline in Heavy Civil as a result of the continuing strategic shift towards more selective opportunities, as well as a decrease in Water Resources due to reduced drilling activity in the western U.S.

CEO Commentary

Michael J. Caliel, President and Chief Executive Officer of Layne, commented, “Our third quarter results were similar to our fiscal second quarter, as they reflected a number of positive accomplishments in three of our four operating divisions, partially offset by anticipated headwinds in our Water Resources division.  Water Resources’ margins were again impacted by a combination of reduced activity in California, as well as execution and work site condition issues on five large water drilling projects that each produced losses during the quarter.  Inliner delivered another quarter of strong performance driven by record margins, as we continue to benefit from additional crews and favorable product mix.  Heavy Civil continues to improve as the problem jobs from a few years ago are all virtually complete and the division produced year-over-year improved results, largely due to enhanced risk project management processes and improved project execution. Minerals Services delivered positive EBITDA and generated improved results led by a pick-up in activity in Brazil, Mexico and the western U.S.

“We are clearly disappointed in the performance of our Water Resources division and we expect it will take a few quarters to complete our on-going business improvement efforts. To that end, we are focused on improving profitability by strengthening our sales force, reducing our cost structure and improving utilization and job execution as we implement the business performance improvement initiatives we launched earlier this year within Water Resources.   Our water-related business is an excellent platform and while we are strategically on the right path, there is clearly more work to be done.  We believe we are taking the right strategic and operational steps in order to deliver improved consolidated financial performance and we remain committed to returning Layne to profitability in fiscal year 2018.”

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
	(unaudited)		(unaudited)
(in thousands, except per share data)	2016	2015	2016	2015
Revenues	$153,567	$173,179	$472,355	$523,767
Cost of revenues (exclusive of depreciation, amortization, and impairment charges shown below)	(125,945)	(142,941)	(386,668)	(437,421)
Selling, general and administrative expenses (exclusive of depreciation, amortization, and impairment charges shown below)	(22,046)	(25,372)	(72,520)	(83,447)
Depreciation and amortization	(6,865)	(7,940)	(20,247)	(24,929)
Impairment charges	—	—	—	(4,598)
Restructuring costs	(1,725)	(2,177)	(3,185)	(6,728)
Equity in earnings (losses) of affiliates	189	(540)	1,916	(2,133)
Gain on extinguishment of debt	—	—	—	4,236
Interest expense	(4,206)	(5,199)	(12,661)	(13,346)
Other income, net	3,340	744	3,678	2,037
Loss from continuing operations before income taxes	(3,691)	(10,246)	(17,332)	(42,562)
Income tax (expense) benefit	(1,352)	1,252	(1,824)	3,484
Net loss from continuing operations	(5,043)	(8,994)	(19,156)	(39,078)
Net income from discontinued operations	—	5,552	—	10,924
Net loss	$(5,043)	$(3,442)	$(19,156)	$(28,154)
Earnings (loss) per share information:
Loss per share from continuing operations - basic and diluted	$(0.26)	$(0.45)	$(0.97)	$(1.98)
Earnings per share from discontinued operations - basic and diluted	—	0.28	—	0.55
Loss per share - basic and diluted	$(0.26)	$(0.17)	$(0.97)	$(1.43)
Weighted average shares outstanding - basic and dilutive	19,791	19,752	19,785	19,711

	As of
	October 31,	January 31,
(in thousands)	2016	2016
	(unaudited)	(unaudited)
Balance Sheet Data
Cash and cash equivalents	$72,711	$65,569
Working capital	132,602	131,280
Adjusted Working Capital (excluding cash and cash equivalents)	59,891	65,711
Total assets	473,491	488,657
Total debt	161,484	159,074
Total Layne Christensen Company equity	114,551	128,658
Common shares issued and outstanding	19,805	19,789

Summary of Operating Segment Data

The following table summarizes financial information for the Company's operating segments. A discussion of the results for Q3 FY 2017 for each segment compared to the prior year period follows the table.

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2016	2015	2016	2015
Revenues
Water Resources	$49,939	$63,007	$168,360	$181,758
Inliner	50,517	51,529	151,027	141,339
Heavy Civil	32,993	36,212	107,500	129,841
Mineral Services	20,188	22,879	45,761	72,384
Intersegment Eliminations	(70)	(448)	(293)	(1,555)
Total revenues	$153,567	$173,179	$472,355	$523,767
Adjusted EBITDA
Water Resources	$(798)	$6,918	$5,064	$20,286
Inliner	9,628	7,135	24,979	19,387
Heavy Civil	(227)	(1,054)	322	(3,231)
Mineral Services	2,701	(308)	6,815	3,733
Unallocated corporate expenses	(4,495)	(5,961)	(18,250)	(23,326)
Total Adjusted EBITDA	$6,809	$6,730	$18,930	$16,849

Water Resources

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2016	2015	2016	2015
Revenues	$49,939	$63,007	$168,360	$181,758
Adjusted EBITDA	(798)	6,918	5,064	20,286
Adjusted EBITDA as a percentage of revenues	(1.6%)	11.0%	3.0%	11.2%

Revenues for Water Resources decreased during the three months ended October 31, 2016 primarily due to reduced activity in agricultural drilling projects in the western U.S.

The decrease in Adjusted EBITDA for the three months ended October 31, 2016 was primarily due to lower drilling activity as well as execution and work site issues associated with certain drilling projects.  Five large drilling projects, which are all currently complete or near completion, contributed almost $5.0 million of job losses during the quarter.

Backlog was $59.9 million at October 31, 2016 compared to $72.6 million at July 31, 2016 and $113.4 million at October 31, 2015, reflecting reduced drilling opportunities in the western U.S.

Inliner

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2016	2015	2016	2015
Revenues	$50,517	$51,529	$151,027	$141,339
Adjusted EBITDA	9,628	7,135	24,979	19,387
Adjusted EBITDA as a percentage of revenues	19.1%	13.8%	16.5%	13.7%

Revenues for Inliner decreased slightly during the three months ended October 31, 2016, primarily due to lower levels of subcontracted work as compared to the prior year.

The increase in Adjusted EBITDA represents improved results across most operating regions as compared to the same prior year period.  The increase in Adjusted EBITDA as a percentage of revenues was primarily attributable to a higher mix of self-performed work in the current quarter as compared to the same period in the prior year, and increased crew efficiency.

Backlog was $112.4 million at October 31, 2016 compared to $121.5 million at July 31, 2016 and $122.5 million at October 31, 2015.

Heavy Civil

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2016	2015	2016	2015
Revenues	$32,993	$36,212	$107,500	$129,841
Adjusted EBITDA	(227)	(1,054)	322	(3,231)
Adjusted EBITDA as a percentage of revenues	(0.7%)	(2.9%)	0.3%	(2.5%)

Revenues for Heavy Civil decreased primarily as a result of the reduced activity associated with our continuing strategic shift towards more selective opportunities, including negotiated and alternative delivery contracts, and less emphasis on traditional fixed-price contracts.

Adjusted EBITDA improved as compared to the prior year primarily due to improved project execution, the continued completion of certain legacy troubled fixed-price contracts, as well as lower selling, general and administrative expenses as Heavy Civil continues to focus on effectively managing its cost structure.

Backlog was $71.8 million at October 31, 2016 compared to $92.5 million at July 31, 2016 and $150.5 million at October 31, 2015.

Mineral Services

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2016	2015	2016	2015
Revenues	$20,188	$22,879	$45,761	$72,384
Adjusted EBITDA	2,701	(308)	6,815	3,733
Adjusted EBITDA as a percentage of revenues	13.4%	(1.3%)	14.9%	5.2%
Equity in earnings (losses) of affiliates	189	(540)	1,916	(2,133)

Revenues for Mineral Services declined primarily due to our exit from our operations in Africa and Australia during FY2016, which contributed to approximately $3.7 million in revenue decline for the three months ended October 31, 2016, compared to the prior year period. Offsetting these declines were increased revenues in Mexico and Brazil.

Adjusted EBITDA increased by $3.0 million for the three months ended October 31, 2016 due primarily to increased activity and margins in Mexico and Brazil.

Equity in earnings (losses) of affiliates improved during the three months ended October 31, 2016, due to improved profitability in our Latin American affiliates.

Unallocated Corporate Expenses

Unallocated corporate expenses reflected in Adjusted EBITDA were $4.5 million for the three months ended October 31, 2016, compared to $6.0 million for the same period last year.  The improvement was primarily due to reductions in legal and professional fees, as well as reductions in compensation expense.

Use of Non- GAAP Financial Information

We use Adjusted EBITDA to assess performance which is not defined in generally accepted accounting principles (GAAP). Our measure of Adjusted EBITDA, which may not be comparable to other companies’ measure of Adjusted EBITDA, represents income or loss from continuing operations before interest, taxes, depreciation and amortization, non-cash share-based compensation, equity in earnings or losses from affiliates, certain non-recurring items such as impairment charges, restructuring costs, gain on extinguishment of debt, and certain other gains or losses, plus dividends received from affiliates. We believe that the presentation of Adjusted EBITDA included in this report helps us understand and evaluate our operating performance and trends and provides useful information to both management and investors. In addition, we use Adjusted EBITDA as a factor in incentive compensation decisions and our credit facility agreement uses measures similar to Adjusted EBITDA to measure compliance with certain covenants. Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

The following table reconciles Adjusted EBITDA to income (loss) from continuing operations before income taxes, which we consider to be the most directly comparable GAAP financial measure to Adjusted EBITDA.

					Unallocated
Three Months Ended October 31, 2016	Water		Heavy	Mineral	Corporate	Other Items/
(in thousands)	Resources	Inliner	Civil	Services	Expenses	Eliminations	Total
Revenues	$49,939	$50,517	$32,993	$20,188	$—	$(70)	$153,567

Income (loss) from continuing operations before income taxes	$(4,439)	$8,109	$(580)	$2,670	$(5,245)	$(4,206)	$(3,691)
Interest expense	—	—	—	—	—	4,206	4,206
Depreciation expense and amortization	2,970	1,500	348	1,753	294	—	6,865
Non-cash equity-based compensation	(84)	43	38	57	603	—	657
Equity in earnings of affiliates	—	—	—	(189)	—	—	(189)
Restructuring costs	1,705	—	14	6	—	—	1,725
Other income, net	(950)	(24)	(47)	(2,172)	(147)	—	(3,340)
Dividends received from affiliates	—	—	—	576	—	—	576
Adjusted EBITDA	$(798)	$9,628	$(227)	$2,701	$(4,495)	$—	$6,809

					Unallocated
Three Months Ended October 31, 2015	Water		Heavy	Mineral	Corporate	Other Items/
(in thousands)	Resources	Inliner	Civil	Services	Expenses	Eliminations	Total
Revenues	$63,007	$51,529	$36,212	$22,879	$—	$(448)	$173,179

Income (loss) from continuing operations before income taxes	$3,800	$6,011	$(1,742)	$(6,445)	$(6,671)	$(5,199)	$(10,246)
Interest expense	—	—	—	—	—	5,199	5,199
Depreciation expense and amortization	3,379	1,170	691	2,242	458	—	7,940
Non-cash equity-based compensation	98	33	37	55	564	—	787
Equity in losses of affiliates	—	—	—	540	—	—	540
Restructuring costs	(13)	(3)	13	2,191	(11)	—	2,177
Other (income) expense, net	(346)	(76)	(53)	32	(301)	—	(744)
Dividends received from affiliates	—	—	—	1,077	—	—	1,077
Adjusted EBITDA	$6,918	$7,135	$(1,054)	$(308)	$(5,961)	$—	$6,730

					Unallocated
Nine Months Ended October 31, 2016	Water		Heavy	Mineral	Corporate	Other Items/
(in thousands)	Resources	Inliner	Civil	Services	Expenses	Eliminations	Total
Revenues	$168,360	$151,027	$107,500	$45,761	$—	$(293)	$472,355

Income (loss) from continuing operations before income taxes	$(6,377)	$20,562	$(1,259)	$3,957	$(21,554)	$(12,661)	$(17,332)
Interest expense	—	—	—	—	—	12,661	12,661
Depreciation expense and amortization	9,138	4,016	1,245	4,773	1,075	—	20,247
Non-cash equity-based compensation	225	337	112	151	1,924	—	2,749
Equity in earnings of affiliates	—	—	—	(1,916)	—	—	(1,916)
Restructuring costs	2,308	72	409	243	153	—	3,185
Other (income) expense, net	(230)	(8)	(185)	(3,407)	152	—	(3,678)
Dividends received from affiliates	—	—	—	3,014	—	—	3,014
Adjusted EBITDA	$5,064	$24,979	$322	$6,815	$(18,250)	$—	$18,930

					Unallocated
Nine Months Ended October 31, 2015	Water		Heavy	Mineral	Corporate	Other Items/
(in thousands)	Resources	Inliner	Civil	Services	Expenses	Eliminations	Total
Revenues	$181,758	$141,339	$129,841	$72,384	$—	$(1,555)	$523,767

Income (loss) from continuing operations before income taxes	$5,729	$15,675	$(4,943)	$(23,419)	$(26,494)	$(9,110)	$(42,562)
Interest expense	—	—	—	—	—	13,346	13,346
Depreciation expense and amortization	10,140	3,198	2,041	8,131	1,419	—	24,929
Non-cash equity-based compensation	327	618	220	223	1,712	—	3,100
Equity in earnings of affiliates	—	—	—	2,133	—	—	2,133
Impairment charges	4,598	—	—	—	—	—	4,598
Restructuring costs	5	14	44	13,887	341	—	14,291
Gain on extinguishment of debt	—	—	—	—	—	(4,236)	(4,236)
Other income, net	(513)	(118)	(593)	(509)	(304)	—	(2,037)
Dividends received from affiliates	—	—	—	3,287	—	—	3,287
Adjusted EBITDA	$20,286	$19,387	$(3,231)	$3,733	$(23,326)	$—	$16,849

Conference Call

Layne Christensen will conduct a conference call at 9:00 AM ET / 8:00 AM CT Friday, December 9, 2016, to discuss these results and related matters. Interested parties may participate in the call by dialing 1-877-407-0672 (Domestic) or 1-412-902-0003 (International). The conference call will also be broadcast live via the Investor Relations section of Layne's website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days. A telephonic replay of the conference call will be available through December 16, 2016 and may be accessed by calling 1-877-660-6853 (Domestic) or 1-201-612-7415 (International) and using passcode 13649478#.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intend," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to:  prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

About Layne

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

Contacts

J. Michael Anderson

Chief Financial Officer

281-475-2694

michael.anderson@layne.com

Dennard Lascar Associates

Jack Lascar

713-529-6600

jlascar@dennardlascar.com